EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES APPOINTMENT OF
STEPHEN A. SNIDER AS A DIRECTOR

The Woodlands, Texas (July 30, 2015) - TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its board of directors has appointed Stephen A. Snider as a member of the board of directors and increased the size of the board to accommodate his appointment. Mr. Snider will serve as an independent director.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “Steve brings an impressive array of industry experiences to our Board. We are looking forward to his contributions as we continue to drive for increased long-term shareholder value.”

Steve Snider served as the Chief Executive Officer and a director of Exterran Holdings, Inc. from August 2007 until his retirement in June 2009, and was Chief Executive Officer and Chairman of the general partner of Exterran Partners, L.P. from August 2007 to June 2009. Prior to that, Mr. Snider was President, Chief Executive Officer and a director of Universal Compression Holdings Inc. from 1998 until Universal merged with Hanover Compressor Company in 2007 to form Exterran Corporation. Mr. Snider has over 30 years of experience in senior management of operating companies. He has served as a director of Energen Corporation since 2000 and as a director of Thermon Group Holdings, Inc. since 2011. He also served as a director of Dresser-Rand Group Inc. from 2009 until its merger with Siemens AG in July 2015 and as a director of Seahawk Drilling, Inc. from 2009 to 2011. Mr. Snider holds a B.S. in Civil Engineering from the University of Detroit and an M.B.A. from the University of Colorado at Denver.

TETRA is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, offshore rig cooling, compression services and equipment, and selected offshore services including well plugging and abandonment, decommissioning, and diving.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com

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